Exhibit 99.1

AEROPOSTALE REPORTS AUGUST SALES RESULTS

New York, New York – September 1, 2004 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended August 28, 2004 increased 28.3% to $112.1 million, compared to $87.4 million for the four-week period ended August 30, 2003. The company’s comparable store sales increased 6.2% for the month, versus a comparable store sales increase of 1.6% in the year ago period.

Year-to-date, total net sales have increased 44.0% to $474.6 million, compared to $329.5 million in the year-ago period. Year to date, comparable store sales have increased 15.9%, compared to an increase of 4.4% in the year-ago period.

Julian R. Geiger, Chairman and Chief Executive Officer said, “Our sales for the month were in line with our plan despite being impacted by a greater than expected labor-day shift. We continue to get a strong response on our merchandise assortment and believe we are well positioned for the remainder of the back to school selling season.”

To hear the Aeropostale prerecorded August sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #4497112.

About Aeropostale, Inc.

Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 524 stores in 42 states.

Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company’s strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the company’s ability to implement its growth strategy successfully, changes in consumer fashion preferences, economic and other conditions in the markets in which we operate, competition, seasonality and the other risks discussed in the company’s Form 10-K for the year ended January 31, 2004 filed with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

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